Exhibit 4.2

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is entered into as of February 24, 2004, by and among Fortinet, Inc., a Delaware corporation (the “Company”), Ken Xie and Michael Xie (each a “Founder,” and collectively, the “Founders”) and the investors in the Company listed on Schedule A hereto (referred to collectively as the “Investors” and individually as the “Investor”).

WHEREAS, certain Investors (the “Series A Investors”) purchased shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Stock”), pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of December 14, 2000;

WHEREAS, certain Investors (the “Series B Investors”) purchased shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Stock”), pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of May 24, 2001;

WHEREAS, certain Investors (the “Series C Investors”) purchased shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Stock”), pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of May 31, 2002;

WHEREAS, certain Investors (the “Series D Investors”) purchased shares of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Stock”), pursuant to that certain Series D Preferred Stock Purchase Agreement, dated as of August 15, 2003;

WHEREAS, the Series A Investors, Series B Investors, Series C Investors and Series D Investors possess registration rights, information rights, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of August 15, 2003 between the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors are entering into the Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Company shall sell, and the Investors shall acquire, shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Stock,” which together with the Series A Stock, Series B Stock, Series C Stock, and Series D Stock is collectively referred to as the “Preferred Stock”);

WHEREAS, the undersigned Series A Investors, Series B Investors, Series C Investors, and Series D Investors desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, in order to induce the Company to approve the issuance of the Series E Stock and to induce certain of the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them under the U.S. securities laws and certain other matters as set forth herein; and

WHEREAS, pursuant to Sections 5.7 and 5.8 of the Prior Agreement, the Prior Agreement may be amended by the Company and Investors holding at least seventy-five percent (75%) of the then outstanding Registrable Securities (for the purposes of this clause only, as defined in the Prior Agreement) party thereto, and the undersigned parties to this Agreement include the Company and the holders of a majority of such Registrable Securities.

NOW, THEREFORE, the parties hereto agree as follows:

1.        Termination of Prior Rights. Each party hereto agrees and acknowledges that the Prior Agreement is hereby terminated and this Agreement supersedes all prior agreements and understandings among the parties with respect to registration rights for the Registrable Securities (as defined herein) and all other matters addressed herein.

2.        Restrictions on Transferability. Each Investor hereby acknowledges and agrees that the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock shall not be sold, assigned, transferred or pledged except upon conditions specified in this Agreement, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”). Each Investor will cause any proposed purchaser, assignee, transferee or pledgee of the Preferred Stock to agree to take and hold such securities subject to the provisions specified in this Agreement.

3.        Registration Rights.

3.1        Certain Definitions. As used in this Agreement:

(a)        The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the subsequent declaration or ordering of the effectiveness of such registration statement.

(b)        The term “Registrable Securities” means (i) the shares of Common Stock of the Company (the “Common Stock”) issuable or issued upon conversion of the Preferred Stock, (ii) the shares of Common stock issuable or issued upon conversion of the Preferred Stock issued upon exercise, conversion or exchange of the Warrants, (iii) the shares of Common Stock issued to the Founders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for purposes of Sections 3.2, 3.6, 3.15, 4.1, 4.2, 4.3 and 5.7 and (iv) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, upon conversion of, in exchange for or in replacement of the shares referenced in (i), (ii) and (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned; provided, however, that such Common Stock shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Securities Act or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

(c)        The number of shares of “Registrable Securities then outstanding” shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable upon exercise or conversion of then exercisable or convertible securities that are Registrable Securities.

(d)        The term “Holder” means any (i) Investor or (ii) other person owning or having the right to acquire Registrable Securities who acquired such Registrable Securities in a transaction or series of transactions not involving any registered public offering or who validly was assigned rights hereunder by the transferor.

(e)        The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)        The term “Warrants” means (i) the warrants to purchase Series D Stock and (ii) the warrants to purchase Series E Stock.

3.2        Request for Registration.

(a)        Subject to the conditions of this Section 3.2, if the Company shall receive at any time after the earlier of (i) August 15, 2008 or (ii) twelve (12) months after the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock (the “Initial Offering”), a written request from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 3.2, use best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 3.2(a).

(b)        If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.2 and the Company shall include such information in the written notice referred to in Section 3.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)        The Company shall not be required to effect a registration pursuant to this Section 3.2:

(i)        in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(ii)        after the Company has effected two (2) registrations pursuant to this Section 3.2, and such registrations have been declared or ordered effective; or

(iii)        during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 3.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv)        if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 3.6 hereof; or

(v)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.2, a certificate signed by the Company’s President or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.

3.3        Company Registration.

(a)        If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or a registration relating to a corporate reorganization or other transaction under SEC Rule 145), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 3.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 3.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 3.3 is applicable.

(b)        The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.7 hereof.

(c)        Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.3; provided that payment of expenses for such registrations is subject to Section 3.7.

3.4        Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)        Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed.

(b)        Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c)        Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)        Use its best efforts to cause the listing of the Registrable Securities for trading on the Nasdaq Stock Market or on another national or regional securities exchange on which the Common Stock of the Company is then listed or traded.

(e)        Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(f)        In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g)        Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)        Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

3.5        Furnish Information. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

3.6        Form S-3 Registration. In case the Company shall receive from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)        promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)        use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.6:

(1)	if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2)

if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(3)

if the Company shall furnish to the Holders a certificate signed by the President or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 3.6; provided, however, that the Company shall not utilize this right more than once in any twelve-month period;

(4)	if the Company has, within the twelve-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 3.6; or

(5)

in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(c)        If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.6 and the Company shall include such information in the written notice referred to in Section 3.6(a). The provisions of Section 3.2(b) shall be applicable to such request (with the substitution of Section 3.6 for references to Section 3.2).

(d)        Subject to the foregoing, the Company shall file a registration statement on Form S-3 covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 3.6 shall not be counted as requests for registration effected pursuant to Section 3.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.6.

3.7        Expenses. The Company shall bear the registration expenses (exclusive of underwriting discounts, commissions and, other than as set forth below, expenses of special counsel of a selling stockholder) of up to two demand registrations pursuant to Section 3.2, three “piggyback registrations” pursuant to Section 3.3 and all Form S-3 registrations pursuant to Section 3.6, including the expenses of one special counsel to the selling stockholders not to exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.2 or Section 3.6 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), provided, however, that in the case of a registration requested under Section 3.2 which is subsequently withdrawn, the Company shall pay the expenses of such registration if in connection therewith, the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 3.2 and, provided, further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 3.2 and 3.6.

3.8        Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3.3 to include the Registrable Securities of any Holder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by it. In addition, the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, (ii) any securities held by the Founder be included if any securities held by the Investors are excluded, and (iii) any securities (other than those of the Company) be included in such underwriting which would reduce the number of shares included by the Holders without the consent of the majority-in-interest of the Holders of the outstanding Registrable Securities that desire to include securities in the offering.

3.9        Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.10        Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

(a)        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under such laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Company will pay as incurred to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person and is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by the Holder to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

(b)        To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (severally and not jointly) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection exceed the net proceeds from the offering received by such Holder.

(c)        Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(d)        If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 3.10(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)        The obligations of the Company and Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

(f)        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

3.11        Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other Rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)        make and keep public information available, as those terms are understood and defined in SEC Rule 144 (or any successor rule promulgated under the Securities Act, “Rule 144”), at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public; and

(b)        file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(c)        furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information in the possession of or reasonably obtainable by the Company as any Holder may reasonably request in availing itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

3.12        Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by an Investor to a transferee or assignee who agrees in writing to be bound by the terms hereof; provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. The foregoing limitation shall not apply, however, to transfers by an Investor to other stockholders of the Company, stockholders or other equity holders of an Investor, other entities in which an Investor is a stockholder or equity holder, affiliates, family members, family trusts, partners, limited partners or retired partners or members of the Investor (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to be bound by the terms hereof and to appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Agreement.

3.13        Market Stand-Off Agreement. Each Holder of Registrable Securities and each Founder hereby agrees that for a period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock (or other securities) of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a)        such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b)        all officers and directors and greater than or equal to one percent (1%) stockholders of the Company enter into similar agreements; and

(c)        the Company shall not during same period sell, or otherwise transfer or dispose any Common Stock of the Company, except in connection with the grant to and/or exercise of stock options by employees, consultants and directors of the Company.

To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The underwriters in connection with the Company’s initial underwritten public offering are intended third-party beneficiaries of this Section 3.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such market stand-off agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

3.14        Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 3 (a) after five (5) years following the consummation of the Company’s Initial Offering or (b) as to any Holder, during such earlier time at which the Company’s shares are publicly traded on a national securities exchange or the Nasdaq Stock Market (or substantially equivalent or successor securities market) and all Registrable Securities held by such Holder can be sold in compliance with Rule 144.

3.15        Limitation on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least seventy-five percent (75%) of the outstanding Registrable Securities, enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights senior to or pari passu with those granted to the Holders hereunder.

4.        Covenants of the Company.

The Company hereby covenants to each of the Investors as follows:

4.1        Delivery of Financial Statements

(a)        Basic Financial Information and Reporting.

(1)

The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(2)

The Company will furnish each Holder as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(b)        In addition, the Company shall deliver to each Investor who holds at least 250,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, or the like with respect to such shares) in the Company (a “Major Investor”), unaudited quarterly consolidated statements of income and cash flows of the Company in the same reasonable detail as the financial statements delivered pursuant to Section 4.1(a)(2) and the Company’s operating business plan for the fiscal year prior to the beginning of that fiscal year.

4.2        Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, reasonable access to allow such Major Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

4.3        Right of First Offer. (a) Subject to the terms and conditions specified in this Section 4.3, the Company hereby grants to each Major Investor a right of first offer (the “Right of First Offer”) to purchase up to or all of its pro rata share of any Additional Shares of Common Stock (as defined below) that the Company may, from time to time, propose to sell and issue. A Major Investor’s pro rata share, for purposes of this Right of First Offer, is the ratio of: the number of shares of Common Stock owned by such Major Investor immediately prior to the issuance of the Additional Shares of Common Stock, assuming full conversion of any Preferred Stock and the exercise of any option or warrant held by such Major Investor, to the total number of shares of the Company’s outstanding Common Stock, assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants. For purposes of this Section 4.3, “Major Investor” includes any general partners or affiliates of a Major Investor. A Major Investor shall be entitled to apportion the Right of First Offer hereby granted it among itself and its affiliates in such proportions as it deems appropriate.

(b)        In the event the Company proposes to undertake an issuance of Additional Shares of Common Stock, it shall give each Major Investor written notice (the “Issuance Notice”) of its intention, describing the type of Additional Shares of Common Stock, their price and the general terms upon which the Company proposes to issue the same. Each Major Investor shall have ten (10) business days after the receipt of such notice to agree to purchase up to or all of such Major Investor’s pro rata share of such Additional Shares of Common Stock for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of the Additional Shares of Common Stock to be purchased. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain up to that portion of the Additional Shares of Common Stock for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Registrable Securities then held by such Fully-Exercising Investor bears to the total number of shares of Registrable Securities held by all Fully-Exercising Investors (assuming full conversion and exercise of all convertible or exercisable securities then outstanding).

(c)        If all Additional Shares of Common Stock that Major Investors are entitled to obtain pursuant to Section 4.3(a) are not elected to be obtained as provided in Section 4.3(a) and (b), the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.3(b), offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)        For the purposes of this Section 4.3, Additional Shares of Common Stock shall mean any shares of, or securities convertible into or exchangeable or exercisable for any shares of, capital stock of the Company; provided that Additional Shares of Common Stock shall not include (1) Common Stock issued upon conversion of Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock; (2) the Warrants or any securities issuable or issued upon exercise, conversion or exchange of the Warrants; (3) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock grant, stock option plan, stock purchase plan or other employee stock incentive program approved by the Company’s Board of Directors; (4) securities issued in any Qualified Public Offering (as defined in the Company’s Certificate of Incorporation, as amended from time to time); (5) securities issued pursuant to the acquisition by merger, purchase of assets, or other reorganization, of another corporation by the Company whereby the stockholders of the Company will own greater than 50% of the voting power of the surviving entity; (6) securities issued in connection with any equipment lease financing transaction, equipment purchase transaction, real estate leases or bank financing transaction, provided that such issuance is primarily for other than equity financing purposes; (7) securities issued to corporate or strategic partners pursuant to transactions approved by the Company’s Board of Directors, provided that such issuance is primarily for other than equity financing purposes; (8) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization of the Company; or (9) Series E Stock issued after the date hereof pursuant to the terms of the Purchase Agreement.

4.4        Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

4.5        Common Stock Vesting. All shares of Common Stock (including options therefor) granted to new employees shall after the date hereof (i) vest with respect to 25% of such shares following the first year of service to the Company, and with respect to an additional 1/48th of such shares after each additional month of service to the Company, such that the shares shall be fully vested after four (4) years of service to the Company, (ii) be nontransferable prior to vesting as provided in the preceding subsection (i), (iii) be subject to a right of first refusal in favor of the Company until the Company’s Initial Offering, and (iv) be subject to Section 3.13 hereof. Shares of Common Stock (or options therefor) granted to members of the Board of Directors or advisors to the Company may vest monthly, provided that the vesting terms for such shares shall be approved by the Board of Directors.

4.6        Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form provided to the Investors.

4.7        Termination of Covenants. The covenants of the Company contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 shall expire and terminate as to each Investor immediately after the effectiveness of the Company’s Initial Offering.

5.        Miscellaneous.

5.1        Assignment. Subject to the provisions of Section 3.12 hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

5.2        Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5.3        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4        Notices. Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax or electronic mail by the party to be notified if sent during normal business hours of the recipient; if not, then on the next business day, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) five days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by 10 days advance written notice to the other party given in the foregoing manner.

5.5        Ownership. Each Founder represents and warrants that such Founder is the sole legal and beneficial owner of the shares of stock subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.

5.6        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

5.7        Amendment, Waiver and Additional Rights. Any provision of this Agreement (other than Sections 4.1(b), 4.2 and 4.3) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) the Holders holding at least seventy-five percent (75%) of the then outstanding Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Founders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority in interest of the Founders. The provisions of Sections 4.1(b), 4.2 and 4.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) the holders of at least seventy-five percent (75%) of the then outstanding Registrable Securities then held by the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

Any amendment or waiver effected in accordance with this Section 5.7 shall be binding upon each Holder of Registrable Securities.

5.8        Effect of Amendment or Waiver. Each Investor and each such Investor’s respective successors and assigns acknowledge that by the operation of, and subject to, Section 5.7 hereof, the holders of at least seventy-five percent (75%) of the then outstanding

Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate all rights pursuant to this Agreement.

5.9        Rights of Holders. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

5.10        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

5.11        Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.12        Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13        Addition of Investors. Notwithstanding anything to the contrary contained herein, if, following the date hereof, the Company shall issue additional shares of Series E Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series E Stock (the “New Purchaser”) shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, in each case without having to obtain the signature, consent or permission of the Holders hereunder. Upon execution and delivery of said counterpart signature page, the New Purchaser shall be deemed an Investor hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Right Agreement effective as of the day and year first written above.

FORTINET, INC.

By:	/s/ Ken Xie
Name: Ken Xie
Title: President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investor’s Right Agreement effective as of the day and year first written above.

FOUNDERS:

By:	/s/ Ken Xie
Ken Xie

By:	/s/ Michael Xie
Michael Xie

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investor’s Right Agreement effective as of the day and year first written above.

INVESTORS:

Redpoint Ventures II, L.P., by its General Partner Redpoint Ventures II, LLC Redpoint Associates II, LLC, as nominee

, Manager

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investor’s Right Agreement effective as of the day and year first written above.

INVESTORS:

MAIN FUND	Meritech Capital Partners II L.P.

	By:	Meritech Capital Associates II L.L.C. its General Partner

	By:	Meritech Management Associates II L.L.C. a managing member

By:
Paul S. Madera, a managing member

SIDE FUND	Meritech Capital Affiliates II L.P.

	By:	Meritech Capital Associates II L.L.C. its General Partner

	By:	Meritech Management Associates II L.L.C. a managing member

By:
Paul S. Madera, a managing member

ENTREPRENEUR FUND	MCP Entrepreneur Partners II L.P.

	By:	Meritech Capital Associates II L.L.C. its General Partner

	By:	Meritech Management Associates II L.L.C. a managing member

By:
Paul S. Madera, a managing member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investor’s Right Agreement effective as of the day and year first written above.

INVESTORS:

By:

Name:

Title:

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of the Company held of record by either or both of us, including my community property interest in such shares, if any, certain rights of co-sale rights (as described in the Agreement) must be granted to certain investors by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

Dated:________________________________________	BY:

NAME:

SCHEDULE A

INVESTORS

Series A Preferred Stockholders
Adisak Mekkittikul
Andrew Ji & Jin Xi
Bing Xie
Denali Capital Ltd.
Esun Advantage Inc.
Golden Rainbow Trust
Hai-Ping Jin
Inkeun Lee
Jun Ye & Huiqing Wang
Ken Xie
Lillian Xie Trust-2000
May Wang Trust
Meth Jiaravanont
Michael Xie
Michelle Yang Xie Trust-2000
Nasser Hiekali
Shang-Fang Shen
Shyh-hua Chen
Steven Sun
Vertical Investment
Wayne Chou
Wen-Chuan Liu & Aileen Lu
Xiao-Fan Cao
Xun Chen
Yan Sun & Rong Pan
Yuyi Wu
Zhi-Fang Shen

Series B Preferred Stockholders
Chao-Ti Chen
Cintec Partners, LLP
David Liu
Debbie Chui
DEFTA Alliance Fund II, LP
Defta Archipelago, LLC
Denali Capital Ltd.
East.net Holdings Ltd.
Fun-Pin Chang
Global Alliance
Grace G. Li
Hui Wu
Irving H. Dwu
James X. Chen
Jun Yu
Kane Investment Group Corp.
Kirby G. Liu
Lien-Fu Huang
Li-Qian Sun
LiZhe Sun
Masaharu Shinya
Meth Jiaravanont
Rainbow Family Trust
Roger Kao
Shih-Tsung Chang
Shyh-hua Chen
Softfoundry International Inc.
Ta-Lin Hsu
Tricia Y. Chu
Warren Chi
Wei Su
Wen-Chuan Liu & Aileen Lu
Xie Family Trust, u/I dtd.April 10, 2001
Yen-Ping Ting
Yuyi Wu

Series C Preferred Stockholders
Chi Tung Lin
Christina & Abel Lo
Coba Management, LLC
David Marley
DEFTA Alliance Fund II, LP
Defta Archipelago, LLC
Defta Ubiquitous Technologies, LP
Eiichi Takaya
Elaine S. Tsang
Fariborz Boustantchi
Forval Creative, Inc.
Hong Sun Kim
Hsin-Hui Yang Tseng
Jens Montanana
Kane Investment Group Corp.
Ken Xie
Lana S. Tsang
Masaharu Shinya
Mikio Yamazaki
Ming T Cheng & Donna Cheng
Pacific Rim Capital, LLC
Peng Cheng & Xiaoyu Yang
Rainbow Family Trust
Softfoundry International Inc.
Steven S. Tsang
Ta-Lin Hsu
Tech Asia
Ting-Shun Wu
Victor S. Tsang
Victor S. Tsang 1987 Trust
Zuken, Inc.

Series D Preferred Stockholders
1Source, Inc.
Christina & Abel Lo
Christophe Culine
Elaine S. Tsang
Fortunetech Seed Fund
Hsin-Hui Yang Tseng
Janice Hwang Shieh
Jens Andreassen
Jens Montanana
Ken Xie
Lana S. Tsang
Lihong Shan
MCP Entrepreneur Partners II L.P.
Meritech Capital Affiliates II L.P.
Meritech Capital Partners II L.P.
Pacific Rim Capital, LLC
Pao-Kong Lu & Su-Jing Ma Lu
Rainbow Family Trust
Redpoint Associates II, LLC
Redpoint Ventures II, L.P.
Richard Kagan
SiS Investment Holdings Limited
Steven S. Tsang
Ting Wu
Tony & Diana Wong
Twin Lakes Limited
Victor S. Tsang, 1987 Trust
William Botti
Yun-Leo & Don-Mei Tao

Series E Preferred Stockholders First Closing: February 24, 2004
Redpoint Ventures II, L.P.
Redpoint Associates II, LLC
Meritech Capital Partners II, L.P.
Meritech Capital Affiliates II L.P.
MCP Entrepreneur Partners II L.P.
Defta Alliance Fund II, LP
Defta Alliance Fund I, LP
Defta Ubiquitous Technologies, LP
Defta Corporate Capital II
Defta Fortinet Holdings, LP
IP Fund One, L.P.
AP3 Co-Investment Partners, LDC
Rainbow Family Trust
Elaine Tsang
Dah-Wen Tsang / Jerry Chen-Li Lu
Steven Tsang
Lana Tsang
Techgains Pan Pacific Corporation
Techgains International Corporation
Techgains Global Corporation
Acorn Angels 2000, LLC
Ruth Kai-Tai Chan
Pacific Rim Capital LLC
Abel Lo and Christina Lo
Investel Inc.
Laichin Lo
Chou Mou, Lih-ER
Channel Heart Limited
Hsin-Hui Yang Tseng
H&Q/GAI Incubation Fund, L.P.
Opus 99

Series E Preferred Stockholders Second Closing: February 25, 2004
Richard Hanke
Tech Asia Partners I. LP
Sen-Yuan Ro
Midas Technology
Softfoundry International Inc.
Techgains International Corporation
Techgains Global Corporation
Technology Associates Management Company, Ltd.
Tekkang Management Consulting Inc.
Business Dimension Universal Ltd.
SIS Investment Holding Limited
Gold Sceptre Limited
Redpine Finance Holding, Inc.
Sunny Century LLP
Hsun K. Chou and Aiko Chou Living Trust
Judy Chang
Cherry Hu
Yuanzhi Li
Keith Andre

Series E Preferred Stockholders Third Closing: May 20, 2004
United International Assets Ltd.
Dong Kwan Kim
Masaharu Shinya
Yun-Shu Chiang Kao
Miranda Y. Chen
Melinda P. Chen
Shakir A. Khan
Ting-Shun Wu
Daniel Daolin Mao
Manish Mishra
Jens Montanana
Matthew A. Ocko
Perche Patrice
Peter James Drinkwater
Shearman & Sterling LLP
International Network Capital Global Fund
International Network Capital Global Investment Limited
Don G. Helmstetter
H. J. Weernink
F. M. G. de Vries
Amir Qamar
Iqbal Ashraf
Wyse Investment
High Tech International Venture
Yan Cao
L. Hayes Drumwright
Hauman Technologies Corp.
FortiNet Inc. of Eleven Rings L.L.C.
Shan-Shan Fang
Neal N. Rydall and Catherine A. Rydall, Trustees of the Neal N. Rydall and Catherine A. Rydall Revocable Trust dated 3/20/2000
Boustantchi Fariborz
Stein Living Trust 6/8/99

Series E Preferred Stockholders Fourth Closing: March 31, 2005
Global Startups LLC
Presidio Venture Partners
Callas Holding S.A.

Series E Preferred Stockholders Fifth Closing: June __, 2005
Chen Kuo Family Trust
David Peng
DCM Affiliates Fund IV, L.P.
DCM IV, L.P.
Dynacap Global Performance
Enrico Gargale
Ezio Simonelli
Hauman Technologies Corp.
ITEVA Sarl
James Lima

Jens Andreassen
Matsumoto Investment General Partnership
Seshan Raj and Radha Raj
Sunnyvale Industrials